INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of November 7, 2007, by and among CHINDEX INTERNATIONAL, INC., a Delaware corporation (the “Company”), and MAGENTA MAGIC LIMITED, a company organized and existing under the laws of the British Virgin Islands and wholly owned, directly or indirectly, by JPMorgan Chase & Co (the “Holder”).  Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement (as defined below) and the Schedule 1 attached to this Agreement.

WITNESSETH:

WHEREAS, the Company and Holder have entered into that certain Securities Purchase Agreement dated as of November 7, 2007 (the “Securities Purchase Agreement”), pursuant to which the Company has agreed to issue to Holder, and Holder has agreed to purchase from the Company, the Securities in an aggregate consideration of US$50,000,000; and

WHEREAS, it is a condition to the Closing under the Securities Purchase Agreement that the parties hereto shall have executed this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by this Agreement, agree as follows:

1.  Representations and Warranties of the Company.  The Company (the “Warrantor”), represents and warrants on its own behalf and on behalf of each of the other Group Companies that:  (i) as of November 7, 2007, Roberta Lipson is a director and the beneficial owner, free and clear of all Liens, of 161,012 shares of Class A Common Stock and 440,000 shares of Class B Common Stock, which constitutes in the aggregate approximately 24.8% of the outstanding voting power of the Company’s capital stock calculated pursuant to Rule 13d-3, (ii) Elyse Beth Silverberg is a director and the beneficial owner, free and clear of all Liens, of 180,972 shares of Class A Common Stock and 260,500 shares of Class B Common Stock, which constitutes in the aggregate approximately 15.4% of the outstanding voting power of the Company’s capital stock calculated pursuant to Rule 13d-3, (iii) Lawrence Pemble is a director and the beneficial owner, free and clear of all Liens, of 163,148 shares of Class A Common Stock and 74,500 shares of Class B Common Stock, which constitutes in the aggregate approximately 5.4% of the outstanding voting power of the Company’s capital stock calculated pursuant to Rule 13d-3, and (iv) each of the Ariel Benjamin Lee Trust, Daniel Lipson Plafker Trust and Jonathan Lipson Plafker Trust, of each of which Ms. Lipson is a trustee, beneficially owns, free and clear of all Liens, 20,000 shares of Class B Common Stock, the outstanding voting power of which is included for, and retained by, Ms. Lipson as stated above.

1.1  The Warrantor has full power and authority to make, enter into and carry out the terms of this Agreement.  This Agreement has been duly executed and delivered by the Warrantor and constitutes the legal, valid and binding obligations of such Warrantor enforceable against such Warrantor in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in a Proceeding in equity or at law). There are no preemptive rights or rights of first refusal on behalf of any Person applicable to the issuance of any of the Securities.

2.  Covenants and Agreements.

The Company hereby covenants and agrees, and to the extent permitted by Applicable Law, the Company hereby undertakes and agrees, where applicable, to cause each Group Company, to do as follows, unless waived by the Holder:

2.1  Financial Information.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the period commencing from the Closing Date until the earlier of the date after (i) in the event that both New JV Hospitals are to be constructed and opened for operation, then (x) two years have elapsed since the official commencement of operation by both of the New JV Hospitals (as defined below), or (y) one year has elapsed since both New JV Hospitals have respectively achieved a break-even EBITDA for any 12-month period ending on a date that is the last day of a fiscal quarter as evidenced by audited Financial Statements for such period, or (z) the fifth anniversary of the Closing Date; or (ii) in the event that only one New JV Hospital is to be constructed and opened for operation, (x) two years have elapsed since the official commencement of operation by such New JV Hospital, or (y) one year has elapsed since such New JV Hospital has achieved a break-even EBITDA for any 12-month period ending on a date that is the last day of a fiscal quarter as evidenced by audited Financial Statements for such period, or (z) the fifth anniversary of the Closing Date (in each case, the “Restricted Period”), the Company shall deliver to the Holder:

(a)  as soon as practicable, but in any event within forty-five (45) days of the end of each quarter the unaudited statements of operations and statements of cash flows for such quarter and the unaudited balance sheets as of the end of such quarter (collectively the “Financial Statements”) in respect of the Company on a consolidated basis, and the existing operations relating solely to marketing and selling medical equipment and products (“MPD Business”), and the existing operations engaged in the healthcare services business (“UFH Business”);

(b)  within forty-five (45) days of the end of each calendar quarter a project progress report in respect of each hospital and clinic project then under construction (each a “New Healthcare Unit”) as generally compared with the relevant budget for that project; provided that none of the information contained in such reports shall constitute a representation or warranty as to the accuracy or completeness thereof nor be used in connection with any securities transaction of any kind whatsoever nor be disclosed to any Person unless such Person has agreed in writing with the Company as a third-party beneficiary to be bound by the terms of this provision to the same extent it applies to the Holder; and

(c)  upon reasonable written request, an update on the status of receipt or expected receipt of material permits, approvals, consents obtained and to be obtained from any Governmental Authority for the construction, development and operation of each of such New Healthcare Units; provided that none of the information contained in such updates shall constitute a representation or warranty as to the accuracy or completeness thereof nor be used in connection with any securities transaction of any kind whatsoever nor be disclosed to any Person unless such Person has agreed in writing with the Company as a third-party beneficiary to be bound by the terms of this provision to the same extent it applies to the Holder.

2.2  Access to Books and Records.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the Company shall permit the Holder the right to visit and inspect any of its properties upon reasonable notice to the Chief Executive Officer or Chief Financial Officer of the Company, to seek information relating to the operating and financial performance and results of any Group Company, and discuss the affairs and the operating and financial performance of any Group Company with the directors and Chief Executive Office or Chief Financial Officer of the Company all at such reasonable times as may be requested by the Holder.

Investor Rights Agreement

2.3  Management Continuity.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the Company shall use its best efforts to ensure, subject to Applicable Law, that (x) Roberta Lipson remains as the Chief Executive Officer and President of the Company; (y) Roberta Lipson alone, or together with Lawrence Pemble and/or Elyse Silverberg (collectively, the “Major Shareholders”), retain the principal responsibility to appoint senior management officers of the Company, oversee their performance of the Company and the Subsidiaries, and develop and implement the business strategy and the expansion plan of the Company and the Subsidiaries.

2.4  Use of Proceeds.  The Company shall use the net proceeds from the sale of any of the Securities in any amount only for funding, directly or indirectly, the following projects (A) the proposed new 125-bed hospital to be established by the Company in Guangzhou, Guangdong Province, the PRC (“Guangzhou Hospital”); (B) the proposed new 150-bed hospital to be established by the Company or any expansion of the existing hospital in Beijing, the PRC (“Beijing Hospital,” and together with Guangzhou Hospital, the “New JV Hospitals”); (C) the proposed new clinic(s) to be established in Guangzhou, Guangdong Province, the PRC; (D) the proposed new clinic to be established in Shanghai, the PRC; (E) the existing dental service clinic in Shunyi District, Beijing, the PRC; (F) no more than US$5,000,000 in the MPD Business, and (G) any other new projects with prior consent of the Holder, such consent not to be unreasonably withheld or delayed.

2.5  Insurance.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the Group Companies shall use commercially reasonable efforts (i) to maintain all existing insurance policies, and (ii) in respect of each New Healthcare Unit, to cause at least the same or substantially similar such policies to apply in all material respects.

2.6  No Pledge of Company’s Shares.  During the Restricted Period, the Company shall provide the Holder with notice, at least fifteen (15) days prior to effecting the registration of any proposed transfer of shares by any Major Shareholder, in order to afford the Holder an opportunity to enforce its rights under the applicable Shareholder Side Letter.

2.7  New JV Hospitals.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the following conditions must be met in respect of each New JV Hospital:

(a)  The Company shall own 60% or more of the registered capital of such New JV Hospital;

(b)  The Company shall obtain effective management and operational control of each New JV Hospital in a manner consistent with (if not more favorable than) the current management and operational control of the Company in Beijing United Family Hospital and Shanghai United Family Hospital;

(c)  the Company shall make available to the Holder the following information regarding such New JV Hospital as reasonably requested prior to the finalizing of the applicable principal joint venture contract: (A) the proposed capital budget, including proposed working capital and contingency amounts, the proposed plan for the construction, commencement of operations, staffing, training and marketing, (B) a proposed general time schedule for the material expenditures contemplated in such budget and (C) any other information that the Holder may reasonably request regarding such New JV Hospital; and

Investor Rights Agreement

(d)  Shareholders and/or partners of the New JV Hospital other than the Company shall receive dividends or any other distributions on equity only in proportion to their respective ownership interest in the registered capital of the New JV Hospital as provided in the applicable formation and/or organizational documents thereof.

2.8  Information Technology Plan.  The Purchaser shall have received from the Company within two (2) months of the Closing Date a detailed description of the information technology program (the “New IT Program”) for the Company’s existing and new facilities and shall have had reasonable opportunity to discuss with the Company on the foregoing.

2.9  No Default.  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the Company shall, and the Company shall cause each of the other Group Companies to, (a) comply with all covenants and undertakings relating to capital expenditure under the Facilities (as defined in the Tranche B Note); and (b) cure any event of default that may arise from or in connection with any existing or future Debt instrument evidencing the greater of (i) US$1,000,000 or (ii) 10% of the total Debt of the Company at the time of such default (and described as such and not waived under the fundamental instruments governing such Debt) within forty-five (45) days from the occurrence of such event of default or such longer period as is contemplated for such cure by such instruments.

2.10  Executive Employment Terms.  The Company shall, immediately after the Closing and in no event later than fifteen (15) Business Days following the Closing, cause a board or an appropriate board committee resolution to be duly entered approving and ratifying the term of each of the employment agreements between the Company and the each Major Shareholder for a period of no less than seven years and ten months commencing from March 1, 2006 through December 31, 2013.

3.  New Issue.  Without limiting any remedies otherwise available to the Holder at law or in equity in any manner, the Company shall not issue any new equity or equity-linked security if, in the reasonable opinion of the Holder, such issuance would result in the conditions contained in Section 2.3 (x) or (y) no longer being true, unless the intended purchaser(s) of such new issue agrees and represents in writing to the Company that it does not have any present intention to remove any of the Major Shareholders from his/her management position at the Company or change his/her position at the Company.

4.  Right of First Refusal for Future Securities Offerings.

4.1  Issuance Notice.  Subject to the terms and conditions of this Section and Applicable Laws, if the Company proposes to issue or sell any shares of equity securities or equity-linked securities (“Shares”) to a purchaser or purchasers (the “Proposed Third Party Purchaser”) during the Restricted Period, the Company shall, provided the Holder at such time holds not less than 7.5% of the total voting shares of the Company then outstanding on a Fully-Diluted basis, not less than ten (10) calendar days prior to the consummation of such issuance or sale of Shares, offer such Shares to the Holder by sending written notice (an “Issuance Notice”) to the Holder, which shall state (a) the identity of the Proposed Third Party Purchaser, or if a public offering, a description in reasonable detail of the offering, (b) a description of the securities to be issued or sold, including detailed terms of such securities, (c) the number of Shares proposed to be issued to the Proposed Third Party Purchaser, (d) the proposed purchase price for the Shares (the “Issuance Price”); and (d) a description in reasonable detail of the material terms and conditions of such proposed sale.  The Issuance Notice shall also state that the Company has received a proposal from the Proposed Third Party Purchaser and in good faith believes a binding agreement for the Shares is obtainable on the terms set forth in the Issuance Notice.

Investor Rights Agreement

4.2  Option; Exercise.  By notification to the Company within ten (10) days after the Issuance Notice is given, the Holder may elect to purchase for cash, at the price and on the terms and conditions specified in such Issuance Notice, up to 20% of the Shares by delivering to the Company written notice and confirmation of its commitment to so purchase, and the number of shares to be so purchased, prior to the expiration of such 10-day period, on the same terms and conditions as the Proposed Third Party Purchaser. The closing of any sale pursuant to this Section 4.2 shall occur on a date set by the Company and in any event within sixty (60) days after the date on which such notification is given by the Holder.  The Holder shall be entitled, with the prior written consent of the Company, such consent not to be unreasonably withheld or delayed, to apportion the rights of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

4.3  Sale to Third Parties.  To the extent that the Shares are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the sixty (60) day period following the expiration of the 10-day period as set forth in Section 4.2, offer and sell the remaining unsubscribed portion of such securities in the Issuance Notice at a price not less than, and upon terms no more favorable to the Proposed Third Party Purchaser than, those specified in the Issuance Notice.  If the Company does not enter into an agreement for the sale of such securities within such period, or if such agreement is not consummated within sixty (60) days after the execution thereof, the right of first refusal provided hereunder shall be deemed to be revived and such Shares shall not be offered to a third party unless first reoffered to the Holder in accordance with this Section 4.

4.4  Exceptions.  Notwithstanding any other provision of this Agreement to the contrary, the rights of the Holder pursuant to this Sections 3 and 4 shall not apply to securities issued: (i) upon exercise, exchange or conversion of any securities and all other securities of the Company that are as at the date hereof authorized, issued or outstanding and that represent any other direct or indirect rights to acquire, or constitute interests or participations in, Common Stock or rights to acquire securities that are directly or indirectly exercisable for, convertible into or exchangeable for Common Stock; (ii) as a stock dividend upon any subdivision of shares of Common Stock; (iii) pursuant to subscriptions, warrants, options, convertible securities, or other rights, issued, or to be issued, under any stock option or other equity incentive plan or arrangement approved by the Company’s Board of Directors and in place from time to time for the benefit of the Company’s directors, employees, consultants or independent contractors, including without limitation the Company’s 2004 Stock Incentive Plan and 2007 Stock Incentive Plan or (iv) pursuant to a share swap in a strategic merger or acquisition transaction.

5.  Reserved Matters.

5.1  Acts of the Company.  As long as the Holder owns 7.5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, notwithstanding anything to the contrary in the Certificate of Incorporation or Articles of the Company or the charter documents of any Subsidiary, the Company shall not, and shall use its best efforts not to permit any Subsidiary to, take any action described below without prior written approval by the Holder, which approval shall not be unreasonably withheld or delayed:

(a)  Incurrence by the Company or any Subsidiary any Debt unless, after giving effect to the application of the proceeds thereof, (A) the Consolidated Leverage Ratio (as defined in Schedule 1) as at the date of determination is not greater than 3.00 to 1.00; and (B) the Consolidated Interest Coverage Ratio (as defined in Schedule 1), as at the date of determination is not less than 3.00 to 1.00.  For purposes of calculating the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio hereunder, Debt shall not include the amount of the Tranche B Notes and the Tranche C Notes;

Investor Rights Agreement

(b)  Issuance of any new shares of Class B Common Stock (other than in a stock split or any recapitalization transactions having similar effect);

(c)  Issuance of any new class of equity securities other than the preferred shares under the Rights Agreement dated June 4, 2007, as amended on November 4, 2007;

(d)  Amend the Company’s Charter Documents to change any of the rights, obligations or privileges of any shares of Class A or Class B Common Stock; and

(e)  Increase in the budget for the New JV Hospitals (a copy of which is attached hereto as Exhibit A) in excess of RMB402,230,000 for Guangzhou Hospital or in excess of RMB440,612,000 for Beijing Hospital; and

5.2  Additional Rights of the Holder.  Notwithstanding anything to the contrary in the Certificate of Incorporation or Articles of the Company or the charter documents of any Subsidiary, which the parties hereby agree to amend to be consistent with this Agreement to the extent permitted by Applicable Laws:

(a)  The Holder shall be entitled to freely transfer any of the Securities to any third party provided, that the transferee shall be bound by all obligations, limitations, restrictions and qualifications (but not the rights) under this Agreement of the Holder, provided, further, that the Holder shall not transfer any of the Securities to a third party that, directly or indirectly through any Affiliate, operates or has indicated its intention to operate, any hospital or similar healthcare service operation or that provides or intends to provide healthcare services at the time of, or foreseeably after, the intended transfer;

(b)  As long as the Holder owns 5% or more of the Company’s voting shares then outstanding on Fully-Diluted basis during the Restricted Period, the Holder shall be entitled to appoint and have act at its own expense a third party consultant approved in advance by the Company (which approval not to be unreasonably withheld or delayed) to review project progress for the New JV Hospitals and the New IT Program; provided, that prior to any such engagement, such consultant shall enter into a written and legally binding agreement with the Company pursuant to which such consultant shall agree to confidentiality provisions reasonably acceptable to the Company and that the Holder shall share with the Company a summary of the findings and advice received from such consultant.

5.3  New Issuances.  Until the first anniversary of the Closing Date, the Company shall not, and shall use its best efforts not to permit any Subsidiary to, without the prior written approval of the Holder which approval shall not be unreasonably withheld, issue any shares of Class A Common Stock or any equity-linked securities (other than as contemplated by Section 4.4(i) to (iii) hereof) unless the price per share in such proposed issuance be at a premium to the Purchase Price of at least the greater of (i) twenty-five percent (25%) per annum calculated to the date of such proposed issuance or (ii) fifteen percent (15%).

6.  Miscellaneous.

6.1  Termination.  Except for this Section 6, which shall survive the termination of this Agreement, or as otherwise expressly provided herein, this Agreement will be automatically terminated with no further effect at such time that neither the Holder nor any of its Affiliates owns any of the Securities.

6.2  Specific Enforcement.  Upon a material breach by the Warrantor of this Agreement, in addition to any such damages as the Holder is entitled to, directly or indirectly, by reason of said breach, the Holder shall be entitled to injunctive relief against such Warrantor if such relief is

Investor Rights Agreement

applicable and available, as a remedy at law would be inadequate and insufficient.  Nothing in this Section shall be construed as limiting the Holder’s remedies in any way.

6.3  Confidentiality.  The information made available to the Holder pursuant to this Agreement shall constitute confidential information unless it is (i) otherwise known or available to the public or (ii) disclosed to the Holder by any third party other than the Company without violating the confidentiality obligation, if any, of such third party or (iii) independently developed or obtained by the Holder, and to the extent it is treated as confidential information, it shall not be disclosed to any Person unless such Person has agreed in writing with the Company as a third-party beneficiary to be bound by the terms of this provision to the same extent it applies to the Holder.  None of the information made available under Section 2 shall constitute a representation or warranty as to the accuracy or completeness thereof  nor shall it be used in connection with any securities transaction of any kind whatsoever.

6.4  Notices.  Notices given pursuant to any provision of this Agreement shall be addressed as follows: (i) if to the Company, to: Chindex International, Inc., 4340 East West Highway, Bethesda, Maryland 20814, Fax: (310) 215-7777, Attention: Chief Executive Officer, with a copy to Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, Fax: (212) 422-4726, Attention: Gary J. Simon; and (ii) if to the Purchaser, to:   C/O JPMorgan Chase Bank N.A. at 26/F, Chater House, 8 Connaught Road, Central, Hong Kong, Fax: +852 2800-4613, Attention: Angelica Siu / Tina Xu, and with a copy to Milbank, Tweed, Hadley & McCloy LLP, at Tower 2, China Central Place, Suite 1505-1506, 79 Jianguo Road, Chao Yang District, Beijing, People’s Republic of China 100025, Fax: +86 (10) 5969-2707, Attention: Mr. Edward Sun.

All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered or delivered by overnight courier or mailed by first-class registered or certified mail, postage prepaid, return receipt requested, or by facsimile transmission.  Every notice hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon transmission by facsimile and confirmed facsimile receipt, or two (2) days after the same shall have been deposited with a reputable international overnight courier.

6.5  Amendments and Waiver.  Unless otherwise specifically stated herein, any term of this Agreement may be amended with the written consent of the party against whom enforcement may be sought and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Company, in the case of the Holder’s obligations, and by the Holder in the case of the obligations of any other parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.6  Entire Agreement.  This Agreement, together with the other Transaction Documents, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

6.7  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement to the extent permitted by law.

6.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof.

Investor Rights Agreement

The parties hereto agree that any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby shall be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or Proceeding.

6.9  Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the respective representatives, successors and explicitly permitted assigns of the parties hereto.  Unless otherwise provided herein, the Holder may assign, without prior consent of the Company, its rights hereunder to any of its Affiliates in the financial service industry excluding One Equity Partners or companies invested in by One Equity Partners.

6.10  No Third Party Beneficiary. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

6.11  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page(s) to follow]

Investor Rights Agreement

IN WITNESS WHEREOF, the undersigned have executed this Investor Rights Agreement as of the day and year written above.

THE COMPANY:

Chindex International, Inc.

By:	/s/ Roberta Lipson
Name: Roberta Lipson
Title: Chief Executive Officer

Accepted and Agreed to:

Magenta Magic Limited

By:	/s/ Sanjai Vohra
Name: Sanjai Vohra
Title: Authorized Signatory

Signature Page to Investor Rights Agreement

Schedule 1

Definition of Certain Accounting Terms

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for the most recently completed four fiscal quarters of the Company plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period: (i) Consolidated Interest Expense; (ii) the provision for federal, state, local and foreign income taxes payable and tax contingencies; (iii) depreciation and amortization expense; and (iv) all other non-cash items decreasing Consolidated Net Income of the Company and its Subsidiaries; minus (b) the following to the extent added in calculating such Consolidated Net Income for such period: (i) federal, state, local and foreign income tax credits and tax contingency credits;  (ii) all non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period; (iii) interest or financial income, (iv) extraordinary profits or losses; and (v) income or expenses from discontinued operations, and (vi) any other non-operating income or expense.

"Consolidated Interest Expense" means, at any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including  interest obligations that are capitalized, accrued, accreted, payable in the form of increased principal) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense, under leases that have been (or should be, in accordance with GAAP) recorded as capitalized leases, that is treated as interest expense in accordance with GAAP, in each case, of or by the Company and its Subsidiaries on a consolidated basis for the most recently completed four fiscal quarters of the Company. For purposes of calculating, as at any date of determination, Consolidated Interest Expense in connection with the calculation of the Consolidated Interest Coverage Ratio (a) Debt of the Company and its Subsidiaries shall be calculated on a pro forma basis based on the assumption that such Debt was incurred on the first day of the four most recently completed fiscal quarters of the Company; and (b) associated gross interest expense, determined in accordance with GAAP, of such Debt (if it bears interest at a floating rate) shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Debt.

“Consolidated Interest Coverage Ratio” means, as at any date of determination, the ratio of

(a) Consolidated EBITDA, to

(b) Consolidated Interest Expense.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of

(a) Debt of the Company and its Subsidiaries on a consolidated basis, to

(b) Consolidated EBITDA.

“Consolidated Net Income” means, as at any date of determination, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for the most recently completed four fiscal quarters of the Company.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) all obligations of such Person for money borrowed and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

Schedule 1
Investor Rights Agreement

(b) in respect of any capitalized lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(c) all obligations of such Person representing the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit;

(e) all obligations of such Person to purchase, redeem, retire, defease of otherwise make a payment in respect of any preferred stock of such Person or any Subsidiary;

(f) all obligations of the type referred to in paragraphs (a) through (f) above of other Persons secured by any lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property and the amount of the obligation so secured;

(g) net obligations of such Person under any hedging agreement; and

(h) all guarantees on behalf of such Person in respect of any of the foregoing, or by such Person on behalf of any third party for any direct or contingent financial obligation of such third party.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.  For purposes of calculating, as at any date of determination, the Consolidated Leverage Ratio, Debt of the Company and its Subsidiaries shall be calculated on a pro forma basis based on the assumption that any Debt to be incurred by the Company or a Subsidiary was incurred on the last day of the most recently completed quarter of the Company.  Notwithstanding the foregoing, neither the Tranche B Notes nor the Tranche C Notes should be included as Debt for any purpose or reason hereunder.

“Fully-Diluted” means, for the purpose of calculating the percentage of the Company’s voting shares in this Agreement, that such calculation shall assume that all voting shares issued or issuable pursuant to any exercise, conversion, exchange, subscription or otherwise in connection with any warrants, options (including pursuant to the Company’s stock option plan), convertible securities or any agreement to sell or issue voting shares or securities which may be exercised, converted or exchanged for voting shares, has been so issued, regardless whether such securities are subject to future vesting or conditions of any kind or forfeiture.

Schedule 1

Investor Rights Agreement